Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated  February 26, 2019 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting of Masimo Corporation included in the Annual Report on Form 10-K for the year ended December 29, 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.
/s/ GRANT THORNTON LLP
Newport Beach, California
 October 30, 2019